Exhibit (a)(5)(AG)

Execution Version

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street, 41st Floor New York, NY 10019

Highly Confidential

February 10, 2026

Paramount Skydance Corporation

1515 Broadway

New York, New York 10036

PROJECT WARRIOR

$54,000 Million Senior Secured 364-Day Bridge Facility

Amendment No. 2 to Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Commitment Letter, dated as of December 8, 2025 (together with the exhibits thereto and as amended by Amendment No. 1 to Commitment Letter, dated as of December 21, 2025, the “Commitment Letter”), by and among BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America”), Citi (as defined below), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF, “Apollo”, and together with Bank of America, BofA Securities and Citi and with each other person, if any, added as a “Commitment Party” after the date of the Commitment Letter, “we” or “us” and each, a “Commitment Party”) and Paramount Skydance Corporation, a Delaware corporation (“you” or the “Borrower”). Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter. “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. “AGF” shall mean Apollo Global Funding, LLC and/or any of its affiliates as AGF shall determine to be appropriate to provide the services contemplated herein.

1.	Amendment.

Effective as of the date hereof, you and the Commitment Parties hereby agree that:

(a)	paragraph (a)(i) of Exhibit A to the Commitment Letter shall be deleted and replaced with the following:

“(a)         (i)         Pursuant to a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time in a manner in compliance with the limitations set forth in paragraph 1 of Exhibit C, the “Tender Offer”; it being acknowledged that the Tender Offer, as amended, supplemented or otherwise modified from time to time since December 8, 2025 through (and including) February 10, 2026, including pursuant to Amendment No. 7 to the Schedule TO filed on December 22, 2025, and as to be further amended pursuant to Amendment No. 19 to the Schedule TO to be filed on or about February 10, 2026, is deemed to be in compliance with the limitations set forth in paragraph 1 of Exhibit C) made pursuant to the prospectus/offer to purchase for cash, dated December 8, 2025 (as such prospectus/offer to purchase for cash may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”; all material documents in connection with the Tender Offer entered into by the Borrower and/or one of the Borrower’s direct or indirect subsidiaries, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”), the Borrower or one of its direct or indirect subsidiaries intends to offer to purchase all of the issued and outstanding shares of common stock of the Company (other than shares held in treasury by the Company or shares owned by the Borrower or any of its wholly owned subsidiaries) (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer.”

Project Warrior – Amendment No. 2 to Commitment Letter

; and

(b)	paragraph 1 of Exhibit C to the Commitment Letter shall be amended by adding the following immediately after the existing proviso:

“; provided further, that any and all amendments, supplements, waivers or modifications of Signing Date Tender Offer Documents since December 8, 2025 through (and including) February 10, 2026, including, without limitation, pursuant to Amendment No. 7 to the Schedule TO filed on December 22, 2025 and Amendment No. 19 to the Schedule TO to be filed on or about February 10, 2026, shall be deemed not to be materially adverse to the interests of the Commitment Parties.”

Except as expressly amended by this amendment letter, the provisions of the Commitment Letter are and shall remain in full force and effect.

2.	Amendments; Governing Law, Etc.

This amendment letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This amendment letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this amendment letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this amendment letter and will not affect the construction of, or to be taken into consideration in interpreting, this amendment letter. The words “execution,” “signed,” “signature,” and words of like import this amendment letter or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

THIS AMENDMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS AMENDMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The waiver of jury trial, jurisdiction, service of process and venue provisions set forth in the Commitment Letter are hereby incorporated by reference, mutatis mutandis.

[Signature pages follow]

Project Warrior – Amendment No. 2 to Commitment Letter

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Jonathan Tristan
Name:	Jonathan Tristan
Title:	Director

BOFA SECURITIES, INC.

By:	/s/ Jeffery Standish
Name:	Jeffery Standish
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

APOLLO CAPITAL MANAGEMENT, L.P.,
on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by its or its affiliates

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Daniel M. Duval
Name:	Daniel M. Duval
Title	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]

Accepted and agreed to as of
the date first written above:

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ Andrew Brandon-Gordon
	Name:	Andrew Brandon-Gordon
	Title:	Chief Strategy Officer and Chief Operating Officer

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO PROJECT WARRIOR BRIDGE COMMITMENT LETTER]